Exhibit 99.1

 The following information was originally prepared and published by GNI Group Ltd. in Japanese as it contains timely disclosure materials to be submitted to the Tokyo Stock Exchange. This English summary translation is for reference purposes only. To the extent there is any discrepancy between this English translation and the original Japanese version, please refer to the Japanese version. The following information was prepared in accordance with International Financial Reporting Standards (“IFRS”).

Consolidated Financial Results for FY2023 (IFRS)
February 14, 2024

Company Name:	GNI Group Ltd.	Tokyo Stock Exchange
Stock Code:	2160	URL https://www.gnipharma.com
Representative:	Ying Luo, Director, Representative Executive Officer, President, and CEO
Inquiries:	Toshiya Kitagawa, Executive Officer, CFO	TEL: +81-3-6214-3600
Annual General Shareholder Meeting Date		March 28, 2024
Annual financial report (Yuho) disclosure date:		March 29, 2024
Supplementary materials prepared for financial results:		Yes
Financial result briefing meeting:		Yes (For institutional investors and analysts)

(Amounts of less than one million yen are rounded down)
1.  Consolidated Financial Results for FY2023 (January to December)
(1) Consolidated Operating Results
(Percentages are shown as year-on-year changes)

	Revenue		Operating profit		Profit before tax		Profit for the year		Profit attributable to owners of the parent		Total comprehensive income for the year
	Million yen	%	Million yen	%	Million yen	%	Million yen	%	Million yen	%	Million yen	%
FY2023	26,010	49.3	13,108	851.3	12,612	-	9,504	-	8,094	-	10,662	-
FY2022	17,418	37.3	1,377	(15.2)	767	(30.6)	(868)	-	388	(63.5)	187	(88.1)

	Basic earnings per share	Diluted earnings per share	Ratio of profit for the year to equity attributable to owners of the parent	Ratio of profit before tax to total assets	Ratio of operating profit to revenue
	Yen	Yen	%	%	%
FY2023	169.50	165.56	29.6	26.2	50.4
FY2022	8.19	8.11	2.0	2.4	7.9

(2) Consolidated Financial Position
	Total assets	Total equity	Total equity attributable to owners of the parent	Ratio of total equity attributable to owners of the parent to total assets	Total equity attributable to owners of the parent per share
	Million yen	Million yen	Million yen	%	Yen
FY2023	62,394	36,052	33,794	54.2	678.01
FY2022	33,906	19,810	20,969	61.8	441.59

(3) Consolidated Cash Flows
	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents as of the end of period
	Million yen	Million yen	Million yen	Million yen
FY2023	6,549	(6,842)	10,686	21,633
FY2022	393	(4,116)	(646)	11,049

2. Dividends
	Dividends per share					Total amount of dividends	Dividend payout ratio (consolidated)	Ratio of dividend to total equity attributable to owners of the parent (consolidated)
	Q1-end	Q2-end	Q3-end	Year-End	Total
	Yen	Yen	Yen	Yen	Yen	Million yen	%	%
FY2022	-	-	-	0.00	0.00	-	-	-
FY2023	-	-	-	0.00	0.00	-	-	-
FY2024 (Forecast)	-	-	-	0.00	0.00		-

3. Consolidated Earnings Forecasts for FY2024 (January to December)
(Percentages are shown as year-on-year changes)
	Revenue		Operating profit		Profit before tax		Profit for the year		Profit attributable to owners of the parent		Basic earnings per share
	Million yen	%	Million yen	%	Million yen	%	Million yen	%	Million yen	%	Yen
FY2024	39,566	52.1	16,286	24.2	15,552	23.3	12,287	29.3	7,058	(12.8)	141.60
 For details regrading the performance forecasts above, please refer to the attached document “1. Analysis of Operating Results and Financial Position (5) Outlook for the fiscal year ended December 31,2024”

Notes:
(1)   Changes in Significant Subsidiaries during the Period under Review: Yes
(Changes in specified subsidiaries resulting in a change in the scope of consolidation)
New: Gyre Therapeutics, Inc., Berkeley Biologics LLC
Excluded: N.A.
(2)   Changes in Accounting Policies and Changes in Accounting Estimates
①      Changes in accounting policies that are required under IFRS: N.A.
②      Changes in accounting policies other than ① : N.A.
③      Changes in accounting estimates: N.A.
(3)   Number of Shares Issued (Common Stock)
① Number of shares issued as of the end of the period (including treasury stock)	FY2023	49,857,243 shares	FY2022	47,487,843 shares
② Number of treasury stock as of the end of the period	FY2023	13,526 shares	FY2022	1,391 shares
③ Average number of shares for the period	FY2023	47,752,120 shares	FY2022	47,473,964 shares

* This consolidated financial report is not subject to audit procedures by certified public accountants or an auditing firm.

* Explanation Concerning the Proper Use of Financial Results Forecasts and Other Relevant Specific Items
Forward-looking statements including earnings forecasts contained in this report are based on currently available information and management’s assumptions and beliefs regarding uncertainties that may impact future earnings forecasts. The Company cautions readers that actual results may differ materially from forecasts due to a variety of factors. For the assumptions that underpin financial results forecasts as well as other related items, please refer to “1. (5) Outlook for the fiscal year ending December 31, 2024.”
The Group is planning to conduct a corporate presentation meeting for institutional investors and analysts on February 20, 2024. The presentation material for the meeting will be disclosed in advance, and the contents of the Q&A session, among other details, will be promptly disclosed after the meeting.

* Please note that "-" is used YoY change ratios, if either or both the current period (this quarter) and the previous period (same quarter of the previous year) is negative, or if the change ratio is above 1,000%.

Contents

1.	Analysis of Operating Results and Financial Position		2
	(1)	Analysis of operating results	2
	(2)	Analysis of financial position	4
	(3)	Analysis of cash flows	4
	(4)	Research and development activities	5
	(5)	Outlook for the fiscal year ended December 31, 2024	6
2.	Basic Policy on the Selection of Accounting Standards		6
3.	Consolidated Financial Statements and Notes		7
	(1)	Consolidated statements of financial position	7
	(2)	Consolidated statements of income and consolidated statements of comprehensive income	9
	(3)	Consolidated statements of changes in equity	11
	(4)	Consolidated statements of cash flows	13
	(5)	Notes to consolidated financial statements	14
		(Notes related to going concern assumptions)	14
		(Basis of preparation)	14
		(Segment information)	14
		(Earnings per share)	18
		(Important subsequent events)	19

1.     Analysis of Operating Results and Financial Position

(1)    Analysis of operating results
In 2023, the global economy experienced a relaxation of the stringent measures related to the COVID-19 infection, leading to a return to stability. However, geopolitical risks, such as the intensification of the situation in the Middle East, increased, creating an unpredictable environment.

The Japanese economy has also demonstrated a certain level of stabilization as the impact of the COVID-19 infection subsides, and towards the year-end, positive factors such as the Nikkei Stock Average reaching its highest level since the bubble era have been observed; however, inflation has arisen due to the yen’s depreciation, and addressing the gap with income increases is being highlighted as a significant challenge.

On the other hand, in the biotechnology sector to which our company belongs and in the TSE Growth Market, an overall challenging situation has been persisting due to growing concerns about future domestic interest rate hikes.

Despite these circumstances, GNI Group Ltd. (“the Company” or “we”) and its affiliated companies (“the Group”) have achieved significant increases in revenue and profit, recording all-time highs in revenue, operating profit, and net profit. Several projects that the Group has been actively pursuing as a foundation for future business development have also yielded important results.

In the Pharmaceutical Segment, Beijing Continent Pharmaceutical Co., Ltd. (BC), a major subsidiary of the Group, continued to see strong sales of its main product, ETUARY®, contributing significantly to the increase in revenue. In addition, as disclosed on October 26, 2023, BC has significantly accelerated the schedule for patient enrollment in the Phase III clinical trial of its promising next-generation core product, F351 (generic name: Hydronidone), in China, completing it ahead of the initially planned timeframe for 2023, and BC is actively collecting data. Furthermore, as announced on October 31, 2023, BC successfully concluded a transaction with Catalyst Biosciences, Inc. (“CBIO”), a company listed on the U.S. Nasdaq market. CBIO has subsequently changed its name to Gyre Therapeutics, Inc. (“GYRE”) and is actively preparing to file an IND (Investigational New Drug) application for the Phase II clinical trial for metabolic dysfunction-associated steatohepatitis (MASH: The disease name, Metabolic Dysfunction Associated Steatohepatitis, was formerly known as NASH [Non-Alcoholic Steatohepatitis].) in the United States in 2024. In addition, to leverage the established sales network in China, BC has commenced the development and sale of other generic orphan drugs.

Additionally, our U.S. subsidiary, Cullgen Inc. (“Cullgen”), which is advancing research and development utilizing its unique targeted protein degradation technology through its facilities in the United States and China, successfully secured $35 million in funding with AstraZeneca-CICC Fund as the lead investor, as disclosed on May 9, 2023. Furthermore, as disclosed on June 15, 2023, Cullgen entered into a partnership with Astellas Pharma Inc. (“Astellas Pharma”) for the innovative development of protein degraders and is actively advancing the research. This collaboration not only resulted in an upfront fee of $35 million but also secured a stable source of monthly revenue, leading to Cullgen achieving profitability in IFRS. Cullgen could receive up to $1.9 billion in total compensation from this collaboration. In line with the disclosure from July 31, 2023, the company is progressing with Phase I/II clinical trials for its TRK degrader, an oncology drug candidate, in China. For several other programs, Cullgen is actively progressing research and development to apply for clinical trial approval.

With regards to the Medical Device Segment, our subsidiaries’ performance remains robust, led by Berkeley Advanced Biomaterials LLC (“BAB”), which is engaged in the biomaterials business in the United States. As disclosed on September 19 and November 10, 2023, the Group acquired a portion of the orthobiologics business from Elutia Inc., a company listed on the U.S. Nasdaq market, and is actively working on the expansion of this business.

As disclosed on November 20, 2023, CVI Investments, Inc. (“CVI”) exercised all the 46th and 47th warrants, and in addition, the Company repurchased and cancelled the 48th warrants allocated to CVI. As a result, the Company has secured funds for further growth and eliminated concerns about the potential dilution of approximately 9% of the outstanding shares.

①      Operating results by segment
Pharmaceutical Segment
For fiscal year 2023, our main subsidiary BC continued to achieve record-high revenue in the local currency for its main product, ETUARY®, showing robust revenue growth in China. In addition, Cullgen’s partnership with Astellas Pharma on the development of protein degraders contributed significantly, with an upfront payment of 35 million US dollars and monthly revenue from joint development expenses. For the current consolidated fiscal year in the pharmaceutical segment, revenue and segment profit were JPY 22.9 billion up 53.3% YoY, and JPY12.0 billion, up 2,687.3% YoY, respectively.

Medical Device Segment
Our Medical Devices Segment also demonstrated robust performance. As previously disclosed on September 19 and November 10, 2023, the Group acquired a portion of the orthobiologics business from Elutia Inc, a Nasdaq-listed company. Revenue and segment income amounted to JPY 3.0 billion, up 21.3% YoY, and JPY 1.0 billion, up 14.3% YoY, respectively.

②      Selling, General and Administrative Expenses; Research and Development Expenses
Thousand yen

	FY2022	FY2023	Difference
Selling, general and administrative expenses	(10,965,656)	(15,292,839)	(4,327,182)
Personnel expenses	(3,636,074)	(5,318,748)	(1,682,673)
Research and development expenses	(2,545,455)	(2,557,803)	(12,347)

Selling, general and administrative (SG&A) expenses in JPY terms for 2023 were JPY 15.2 billion, up 39.5% YoY. The increase in SG&A expenses comes mainly from such factors as increased sales and marketing expenses due to the expansion of the sales structure at BC, legal expenses related to CBIO transaction, and increased miscellaneous expenses at GYRE after the completion of the transaction.

Research and Development expenses in JPY terms for 2023 were JPY 2.5 billion, up 0.5% YoY, driven by the progress in research and development at BC and Cullgen in China. BC's research and development expenses include costs related to the development of new pipelines as well as the commercialization of other generic orphan drugs.

③      Finance Income and Finance Costs
Thousand yen
	FY2022	FY2023	Difference
Finance income	259,835	771,527	511,692
Finance costs	(869,887)	(1,250,685)	(380,798)

Finance income
In 2023, the Group recorded finance income of JPY 771 million, up 196.9% YoY caused mainly by currency translation from depreciating Japanese yen.

Finance costs
In 2023, the Group recorded finance costs of JPY 1,250 million, up 43.8% YoY. These finance costs come from non-cash accrual of interest expenses related to financing activities at Cullgen.

(2)    Analysis of financial position

Summary of Consolidated Financial Position
Thousand yen
	As of December 31, 2022	As of December 31, 2023	Difference
Total assets	33,906,981	62,394,370	28,487,388
Total liabilities	14,096,013	26,341,592	12,245,578
Total equity	19,810,968	36,052,778	16,241,809

Total assets
As of 2023 end, the total assets stood at JPY 62.3 billion, a 84.0% increase compared to the previous fiscal year end. This increase primarily comes from increases in cash and cash equivalents due to increased business activities and in goodwill due to M&A activities.

Total liabilities
As of 2023 end, the total liabilities stood at JPY 26.3 billion, a 86.9% increase compared to the previous fiscal year end. This increase was due to non-cash interest expenses related to Cullgen’s funding.

Total equity
As of 2023 end, the total equity stood at JPY36.0 billion, a 82.0% increase compared to the previous fiscal year end. The increase was mainly due to the increase in retained earnings coming from the increases in revenue, capital stock and capital surplus resulting from the exercise of warrants.

(3)    Analysis of cash flows

Summary of Consolidated Cash Flows
Thousand yen
	FY2022	FY2023	Difference
Cash flows from operating activities	393,320	6,549,337	6,156,016
Cash flows from investing activities	(4,116,163)	(6,842,661)	(2,726,498)
Cash flows from financing activities	(646,327)	10,686,556	11,332,883

Cash flows from operating activities
The cash flow from operating activities came to JPY 6.5 billion in 2023, a 1,565.1% increase YoY. The main drivers are BC’s robust sales growth and Cullgen’s collaboration contract with Astellas Pharma.

Cash flows from investing activities
The cash flow from investing activities came to negative JPY 6.8 billion in 2023, a 66.2% YoY increase. The major sources of the increase are investments related to acquisitions and a purchase of long-term deposits.

Cash flows from financing activities
The cash flow from financing activities came to positive JPY 10.6 billion in 2023 vs negative JPY 0.6 billion in 2022. This is mainly due to an increase in income from the issuance of new shares through the exercise of warrants and from Cullgen’s Series C preferred share issuance.

(4)    Research and development activities

[Research Activities]
The Group’s drug discovery research aims to develop innovative new development candidate compounds (NCE), mainly in Cullgen. Cullgen is pursuing R&D to expand its drug discovery pipeline, which includes several new compounds targeting enzymes and non-enzymes for oncology, pain and autoimmune diseases.

As disclosed on June 15, 2023, Cullgen entered into a joint research and exclusive option contract with Astellas Pharma for the creation of innovative protein degraders. In this strategic alliance, the two companies will combine Cullgen’s proprietary technological platform uSMITE™ featuring novel E3 Ligands with the drug discovery and commercialization capabilities of Astellas Pharma, with the aim of creating several targeted protein degraders. Cullgen and Astellas Pharma will conduct joint research to identify clinical development candidates, and Astellas Pharma will be responsible for development and commercialization of the resulting degraders. Cullgen is making steady progress in the joint research with Astellas Pharma, including the lead program, a protein degrader for a cell-cycle protein identified by Astellas Pharma for the treatment of breast cancer and other solid cancers.

[Development Activities]
■ ETUARY® [Chinese: 艾思瑞® , (Generic name: Pirfenidone)] by BC
BC is conducting clinical trials to expand the indications of ETUARY® to the following diseases, but currently we are prioritizing the clinical development of F351.

● Diabetic Kidney Disease (DKD): Phase I completed, discussing further steps with Chinese authorities.
● Connective Tissue Diseases Associated Interstitial Lung Disease (CTD-ILD: SSc-ILD and DM-ILD): Phase III clinical trial ongoing.
● Pneumoconiosis (PD): Phase III clinical trial ongoing.

■F351 (Generic Name: Hydronidone) by BC and GYRE
F351 is a crucial drug candidate for the treatment of liver fibrosis in our pharmaceutical portfolio, playing a significant role in our strategy to expand clinical development activities into major global pharmaceutical markets. F351, a derivative of ETUARY®, is a novel compound that inhibits the proliferation of hepatic stellate cells, which play a vital role in organ fibrosis, and blocks the TGF-β signaling pathway.

As disclosed on March 17, 2021, F351 has been recognized by Chinese authorities as a breakthrough therapeutic drug for liver fibrosis. This allows for prioritized discussions with regulatory authorities and the advancement of clinical trials based on the results of these discussions.

As announced on January 17, 2022, BC initiated Phase III clinical trials for F351 in China. Furthermore, as disclosed on October 26, 2023, BC significantly accelerated the schedule for patient enrollment in the Phase III clinical trial, completing the enrollment ahead of the initial plan of 2023 end. Currently, BC is diligently collecting data.

In the United States, GYRE is actively preparing to file an IND (Investigational New Drug) application to U.S. regulatory authorities for the Phase II clinical trial for Metabolic Dysfunction Associated Steatohepatitis (MASH) in 2024. As of now, there are no approved products for the treatment of MASH in Japan, the United States, or Europe.

■ F573 (for Acute liver failure [ALF] and Acute on chronic liver failure [ACLF]) by BC
F573, as the third drug candidate following ETUARY® and F351, is a di-peptide compound with the potential to strongly inhibit caspases. It is expected to be effective against apoptosis and inflammatory reactions associated with Acute Liver Failure (ALF) and Acute-on-Chronic Liver Failure (ACLF). As disclosed on March 28, 2023, F573 is in the Phase II clinical trial.

■CG001419 (TRK degrader) by Cullgen
CG001419 is an oral agent utilizing the industry’s first selective and potent targeted protein degrader for cancers with neurotrophic tyrosine receptor kinase (NTRK) fusion genes or TRK overexpression (commonly seen in many solid cancers including non-small cell lung cancer, breast cancer, and pancreatic cancer). As disclosed on July 31, 2023, Cullgen initiated its first clinical trial (Phase I/II) for the TRK degrader in China.

■Other generic orphan drugs - BC
BC licensed in the rights to Avatrombopag Maleate tablets and Fingolimod Hydrochloride capsules for the treatment of thrombocytopenia caused by chronic liver diseases and multiple sclerosis, respectively, and is preparing for their commercialization as other generic orphan drugs in China.

(5)　Outlook for the fiscal year ended December 31, 2024
In the fiscal year 2024, we anticipate a steady performance in both revenue and profit for the Group’s core business, the Pharmaceutical Segment, following the trend observed in 2023. BC continues to expand the sales of ETUARY® in China and is expected it to continue leading the Group. Additionally, we anticipate smooth progress in research and development at Cullgen.

In the Medical Device Segment, we expect the orthobiologics business acquired in the United States, in conjunction with the existing business at BAB, to contribute even more significantly to the business performance of the Group.

2.     Basic Policy on the Selection of Accounting Standards
GNI Group applies International Financial Reporting Standards [IFRS].

3.     Consolidated Financial Statements and Notes
(1)    Consolidated statements of financial position
Thousand yen
	FY2022 (As of Dec 31, 2022)	FY2023 (As of Dec 31, 2023)
Assets
Non-current assets
Property, plant and equipment	3,951,217	5,238,673
Right-of-use assets	755,167	814,513
Goodwill	6,047,721	17,261,275
Intangible assets	2,928,800	3,690,331
Investments accounted for using the equity method	622,476	360,821
Deferred income tax assets	184,171	304,436
Other financial assets	2,270,162	3,793,224
Other non-current assets	－	23,811
Total non-current assets	16,759,717	31,487,087

Current assets
Inventories	1,693,412	2,330,622
Trade and other receivables	3,122,463	3,973,476
Other financial assets	196,543	1,577,274
Other current assets	1,085,535	1,392,881
Cash and cash equivalents	11,049,310	21,633,028
Total current assets	17,147,264	30,907,282
Total assets	33,906,981	62,394,370

Liabilities and equity
Non-current liabilities
Loans Payable	－	2,000,000
Lease liabilities	157,744	150,276
Deferred income tax liabilities	546,790	1,173,159
Other financial liabilities	9,706,958	15,139,232
Other non-current liabilities	181,027	85,146
Total non-current liabilities	10,592,520	18,547,815

Current liabilities
Trade and other payables	949,612	2,064,776
Borrowings	200,000	1,300,000
Lease liabilities	179,611	249,158
Current tax payable	1,179,254	2,187,700
Other financial liabilities	7,225	49,010
Other current liabilities	987,788	1,943,131
Total current liabilities	3,503,492	7,793,776
Total liabilities	14,096,013	26,341,592

Equity
Capital stock	10,893,070	13,052,056
Capital surplus	6,233,386	7,397,974
Treasury stock	(756)	(15,302)
Retained earnings (loss)	696,360	8,790,563
Other components of equity	3,147,631	4,569,122
Total equity attributable to owners of the parent	20,969,692	33,794,414
Not-controlling interests	(1,158,724)	2,258,363
Total equity	19,810,968	36,052,778
Total equity and liabilities	33,906,981	62,394,370

(2)    Consolidated statements of income and consolidated statements of comprehensive income
Consolidated statements of income
Thousand yen
	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
Revenue	17,418,966	26,010,571
Cost of sales	(2,674,409)	(3,579,396)
Gross profit	14,744,556	22,431,175

Selling, general and administrative expenses	(10,965,656)	(15,292,839)
Research and development expenses	(2,545,455)	(2,557,803)
Other income	664,743	9,147,345
Other expenses	(520,248)	(619,035)
Operating profit	1,377,939	13,108,843

Finance income	259,835	771,527
Finance costs	(869,887)	(1,250,685)
Equity Losses of Affiliated Companies	－	(16,936)
Profit before tax	767,887	12,612,748
Income tax expense	(1,636,139)	(3,108,669)
Profit (loss) for the year	(868,252)	9,504,078

Profit (loss) attributable to:
Owners of the parent	388,825	8,094,202
Non-controlling interests	(1,257,078)	1,409,875

Earnings per share
Basic earnings per share (Yen)	8.19	169.50
Diluted earnings per share (Yen)	8.11	165.56

Consolidated statements of comprehensive income

Thousand yen
	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
Profit (loss) for the year	(868,252)	9,504,078

Other comprehensive income
Items that may be reclassified to profit or loss, net of tax
Exchange differences on translation of foreign operations	1,055,949	1,150,717
Share in Other Comprehensive Income for Equity Method Investees	-	7,824
Total other comprehensive income (loss)	1,055,949	1,158,541
Total comprehensive income for the year	187,696	10,662,620

Total comprehensive income (loss) for the year attributable to:
Owners of the parent	1,811,272	8,916,299
Non-controlling interests	(1,623,576)	1,746,321

(3)	Consolidated statement of changes in equity

Thousand yen
	Attributable to owners of the parent
	Capital stock	Capital surplus	Treasury stock	Retained profit(loss)	Other components of equity
					Subscription rights to shares	Exch. diff on translation of foreign operations	Total
Balance at Jan 1, 2022	10,884,332	6,224,649	(645)	307,535	543,445	900,992	1,444,437
Profit (loss) for the year	-	-	-	388,825	-	-	-
Other comprehensive income	-	-	-	-	-	1,422,447	1,422,447
Total comprehensive income	-	-	-	388,825	-	1,422,447	1,422,447
Change in scope of consolidation	-	-	-	-	-	-	-
Issuance of new shares	8,737	8,737	-	-	-	-	-
Stock-based compensation transactions	-	-	-	-	276,230	-	276,230
Issuance of new subscription rights to shares	-	-	-	-	6,409	-	6,409
Issuance cost of subscription rights to shares	-	-	-	-	(1,892)	-	(1,892)
Purchase of treasury stock	-	-	(111)	-	-	-	-
Total amount of transactions with owners	8,737	8,737	(111)	-	280,746	-	280,746
Balance at Dec 31, 2022	10,893,070	6,233,386	(756)	696,360	824,192	2,323,439	3,147,631

	attributable to owners of the parent	Non-controlling interests	Total equity
	Total
Balance as of Jan 1 2022	18,860,309	405,936	19,266,246
Profit (loss) for the year	388,825	(1,257,078)	(868,252)
Other comprehensive income (loss)	1,422,447	(366,497)	1,055,949
Total comprehensive income (loss)	1,811,272	(1,623,576)	187,696
Change in scope of consolidation	-	58,915	58,915
Issuance of new shares	17,475	-	17,475
Stock compensation transactions	276,230	-	276,230
Issuance of new subscription rights to shares	6,409	-	6,409
Issuance cost of subscription rights to shares	(1,892)	-	(1,892)
Acquisition of treasury stock	(111)	-	(111)
Total amount of transactions with owners	298,110	58,915	357,025
Balance as of Dec 31 2022	20,969,692	(1,158,724)	19,810,968

Thousand yen
	Attributable to owners of the parent
	Capital stock	Capital surplus	Treasury stock	Retained profit(loss)	Other components of equity
					Subscription rights to shares	Exch. diff on translation of foreign operations	Total
Balance at Jan 1, 2023	10,893,070	6,233,386	(756)	696,360	824,192	2,323,439	3,147,631
Profit (loss) for the year	-	-	-	8,094,202	-	-	-
Other comprehensive income	-	-	-	-	-	822,096	822,096
Total comprehensive income	-	-	-	8,094,202	-	822,096	822,096
Change in scope of consolidation	-	-	-	-	-	-	-
Equity Changes in Subsidiaries with Continuing Control	-	(999,553)	-	-	-	(80,129)	(80,129)
Issuance of new shares	2,166,261	2,166,261	-	-	-	-	-
Stock Issuance Costs	(7,275)	(7,275)	-	-	-	-	-
Stock-based compensation transactions	-	-	-	-	755,072	-	755,072
Issuance of new subscription rights to shares	-	-	-	-	5,568	-	5,568
Issuance cost of subscription rights to shares	-	-	-	-	(7,124)	-	(7,124)
Exercise of subscription rights to shares	-	-	-	-	(16,394)	-	(16,394)
Cancellation of subscription rights to shares					(35,872)		(35,872)
Expiration of subscription rights to shares	-	-	-	-	(21,725)	-	(21,725)
Acquisition of treasury stock	-	-	(14,546)	-	-	-	-
Others	-	5,155	-	-	-	-	-
Total amount of transactions with owners	2,158,985	1,164,587	(14,546)	-	679,524	(80,129)	599,394
Balance at Dec 31, 2023	13,052,056	7,397,974	(15,302)	8,790,563	1,503,717	3,065,405	4,569,122

	attributable to owners of the parent
	Total	Non-controlling interests	Total equity
Balance as of Jan 1 2023	20,969,692	(1,158,724)	19,810,968
Profit (loss) for the year	8,094,202	1,409,875	9,504,078
Other comprehensive income (loss)	822,096	336,445	1,158,541
Total comprehensive income (loss)	8,916,299	1,746,321	10,662,620
Change in scope of consolidation	-	591,083	591,083
Equity Changes in Subsidiaries with Continuing Control	(1,079,683)	1,079,683	-
Issuance of new shares	4,332,523	-	4,332,523
Stock Issuance Costs	(14,551)	-	(14,551)
Stock compensation transactions	755,072	-	755,072
Issuance of new subscription rights to shares	5,568	-	5,568
Issuance cost of subscription rights to shares	(7,124)	-	(7,124)
Exercise of subscription rights to shares	(16,394)	-	(16,394)
Cancellation of subscription rights to shares	(35,872)		(35,872)
Expiration of subscription rights to shares	(21,725)	-	(21,725)
Purchase of treasury stock	(14,546)	-	(14,546)
Others	5,155	-	5,155
Total amount of transactions with owners	3,908,421	1,670,767	5,579,189
Balance as of Dec 31 2023	33,794,414	2,258,363	36,052,778

(4)	Consolidated statements of cash flows
Thousand yen
	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
Cash flows from operating activities
Profit before tax	767,887	12,612,748
Depreciation and amortization	521,666	608,422
Decrease (increase) in accounts receivables	(1,092,192)	324,379
Increase (decrease) in accounts payables	559,902	6,280
Decrease (increase) in inventories	(205,446)	145,761
Increase (decrease) in bonus allowance	26,260	16,212
Finance income and finance costs	747,638	877,467
Securities Gains and Losses	349,276	291,808
Valuation gains from conversion of affiliated company stocks to subsidiary stocks		(8,969,727)
Stock-based compensation expense	306,834	1,161,004
Other, net	(516,455)	591,026
Subtotal	1,465,371	7,665,385
Interest received	71,150	494,185
Interest paid	(27,760)	(30,795)
Income tax paid	(1,115,440)	(1,579,438)
Net cash provided by (used in) operating activities	393,320	6,549,337

Cash flows from investing activities
Increase (decrease) in time deposit	(1,164,533)	(3,491,108)
Purchases of property, plant and equipment	(973,523)	(1,273,154)
Proceeds from sales of property, plant and equipment	-	15,208
Purchases of other intangible assets	(966,453)	(802,823)
Increase in lease and guarantee deposits	(266)	(3,831)
Decrease in lease and guarantee deposits	450	1,203
Expenditure on Loans	－	(59,460)
Proceeds from loans receivable	4,743	4,743
Purchase of investment securities	(589,252)	-
Investment to affiliated companies	(181,254)	(140,670)
Acquisition of subsidiaries with a change in scope of consolidation	(246,073)	-
Income from acquiring subsidiary shares with consolidation scope changes	－	954,505
Expenditure on Business Acquisitions	-	(2,047,274)
Net cash provided by (used in) investing activities	(4,116,163)	(6,842,661)

Cash flows from financing activities
Increase (decrease) in short-term loans payable	(500,000)	1,100,000
Income from long-term borrowing	-	2,000,000-
Proceeds from the issuance of shares attributable to the exercise of subscription rights to shares	-	4,287,054
Proceeds from the issuance of subscription rights to shares	6,409	798
Proceeds from financing by non-controlling interests	-	3,516,749
Purchase of treasury stock	(111)	(38)
Repayment of lease liabilities	(152,624)	(218,008)
Net cash provided by (used in) financing activities	(646,327)	10,686,556

Impact of exchange rate fluctuations	1,066,346	190,485
Increase (decrease) in cash and cash equivalents	(3,302,823)	10,583,717
Cash and cash equivalents as of the beginning of the period	14,352,133	11,049,310
Cash and cash equivalents as of the end of the period	11,049,310	21,633,028

(5)	Notes to the consolidated financial statements
(Notes related to going concern assumptions)
Not applicable.

(Basis of preparation)
(1)	Matters relating to IFRS
The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board.

Meeting the criteria of a “specified company” as defined under Article 1-2 of the Ordinance on Terminology, Forms and Preparation Methods of Consolidated Financial Statements (Ministry of Finance Ordinance No. 28, 1976), GNI Group’s consolidated financial statements are prepared in accordance with Article 93 of the same.

(2)	Functional currency and presentation currency
The Group’s consolidated financial statements are presented in Japanese yen, the Company’s functional currency. Figures of less than one thousand yen are rounded down.

(3)	New standards not yet adopted
Of the newly established and revised standards and interpretations of accounting principles published by the date of approval for these consolidated financial statements, there are no standards and interpretations of accounting principles not adopted by GNI Group, which has material effect impact.

(Segment information)
(1)	Reportable segments
The Group’s reportable segments, from which separate financial data can be obtained, are subject to periodic review by the Board of Directors for the purpose of deciding the allocation of resources and assessing performance.

The Group has two business segments: Pharmaceutical Segment consisting of drug development, manufacturing, and sales activities as well as contracted research operations and the Medical Device Segment consisting of development, manufacturing and sales activities of medical devices including biomaterials.

The major products in each reportable segment are as follows.
Reportable segment	Company name	Main product
Pharmaceutical
GNI Group Ltd.; Beijing Continent Pharmaceutical Co., Ltd; Shanghai Genomics, Inc.; GNI Hong Kong Limited; Shanghai Genomics Technology, Ltd.; Cullgen (Shanghai), Inc.; GNI USA, Inc.; Cullgen Inc.; Shanghai Rui Fu International Trade Co., Ltd.; Gyre Therapeutics, Inc.
ETUARY®, drug discovery and development, reagents etc.
Medical Device	Berkeley Advanced Biomaterials LLC, Micren Healthcare Co., Ltd., Berkeley Biologics LLC	Orthobiologics material, Designated Marketing Authorization Holder (DMAH) and in-country caretaker service

(2)	Reportable segment revenue and profit
Information about the Company’s reportable segments is as follows.

FY2022 (Jan 1, 2022 to Dec 31, 2022)
Thousand yen

	Reportable segment			Adjustments	Consolidated
	Pharmaceutical	Medical Device	Total
Revenue
(1) Revenue to outside customers	14,991,354	2,427,611	17,418,966	-	17,418,966
(2) Intra-segment revenue and transfers	-	93,750	93,750	(93,750)	-
Total	14,991,354	2,521,361	17,512,716	(93,750)	17,418,966
Segment profit	431,488	946,450	1,377,939	-	1,377,939
				Finance income	259,835
				Finance costs	(869,887)
				Profit before tax	767,887
Note:1.	The intra-segment revenue and transfers are based on arm's length pricing.
2.	Adjustments of revenue are in intra-segment revenue and transfers.
3.	The segment profit reflects the operating profit in the summary of consolidated statements of income with adjustments.

Thousand yen
	Reportable segment			Adjustments	Consolidated
	Pharmaceutical	Medical Device	Total
Depreciation and amortization	406,008	115,658	521,666	-	521,666

FY2023 (Jan 1, 2023 to Dec 31, 2023)
Thousand yen

	Reportable segment			Adjustments	Consolidated
	Pharmaceutical	Medical Device	Total
Revenue
(1) Revenue to outside customers	22,976,201	3,034,369	26,010,571	-	26,010,571
(2) Intra-segment revenue and transfers	-	24,171	24,171	(24,171)	-
Total	22,976,201	3,058,541	26,034,742	(24,171)	26,010,571
Segment profit	12,026,795	1,082,048	13,108,843	-	13,108,843
				Finance income	771,527
				Finance costs	(1,250,685)
			Equity Losses of Affiliated Companies		△16,936
				Profit before tax	12,612,748
Note:1.	The intra-segment revenue and transfers are based on arm's length pricing.
2.	Adjustments of revenue are in intra-segment revenue and transfers.
3.	The segment profit reflects the operating profit in the summary of consolidated statements of income with adjustments.

Thousand yen
	Reportable segment			Adjustments	Consolidated
	Pharmaceutical	Medical Device	Total
Depreciation and amortization	440,438	167,983	608,422	-	608,422

(3)	Information related to products and services
Sales of products and services to outside customers are as follows.
Thousand yen

	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
ETUARY®	12,939,076	15,686,480
Biomaterial (bone grafts substitutes)	2,521,361	2,840,558
Other	1,958,527	7,483,532
Total	17,418,966	26,010,571

(4)	Geographic information
FY2022 (Jan 1, 2022 to Dec 31, 2022)
Thousand yen

	Japan	China	U.S.	Consolidated
Sales to outside customers (see note 1)	20,957	14,870,594	2,527,413	17,418,966
Non-current assets (see note 2)	344,754	5,193,027	8,145,124	13,682,906
Notes: 1.	Measured based on customer location.
2.	Other financial assets, Deferred income tax assets and Investments accounted for using the equity method are not included.

FY2023 (Jan 1, 2023 to Dec 31, 2023)
Thousand yen

	Japan	China	U.S.	Consolidated
Sales to outside customers (see note 1)	6,021,269	17,123,029	2,866,272	26,010,571
Non-current assets (see note 2)	306,483	7,048,392	19,673,729	27,028,605
Notes:	1. Measured based on customer location.
2.	Other financial assets, Deferred income tax assets and Investments accounted for using the equity method are not included.

(5)	Information related to major customers
FY2022 (Jan 1, 2022 to Dec 31, 2022)
Thousand yen

Customer name	Sales	Related segment
Sinopharm	4,596,597	Pharmaceutical
China Resources Pharmaceutical	880,834	Pharmaceutical
Stryker Spine	633,006	Medical Device
Shanghai Pharma Kyuan	431,463	Pharmaceutical
OsteoRemedies	396,691	Medical Device
Notes: For FY2022, the customers are shown on a group company basis. Stryker Spine includes K2M, Inc. Sinopharm includes such firms as Sinopharm Holdings Co., Ltd, Sinopharm Holding Henan Co., Ltd, Sinopharm holdings Shandong Co., Ltd, and Sinopharm Holdings Shanxi Co., Ltd.

FY2023 (Jan 1, 2023 to Dec 31, 2023)
Thousand yen

Customer name	Sales	Related segment
Astellas Pharma Inc.	5,804,973	Pharmaceutical
Sinopharm Holding Henan Co., Ltd.	2,147,804	Pharmaceutical
Sinopharm Medicine Holding Shaanxi Co., Ltd.	929,325	Pharmaceutical
China Resources Henan Pharmaceutical Co.	701,263	Pharmaceutical
Sinopharm Group Shandong Co., Ltd.	676,590	Pharmaceutical

(Earnings per share)
Basic earnings per share and Diluted earnings per share and the basis for its calculation are as follows.
(1)	Basic earnings per share
	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
Profit attributable to owners of the parent (thousand yen)	388,825	8,094,202
Average number of ordinary shares outstanding during the fiscal year (shares)	47,473,964	47,752,120
Basic earnings per share (yen)	8.19	169.50

(2)	Diluted earnings per share
	FY2022 (Jan 1, 2022 to Dec 31, 2022)	FY2023 (Jan 1, 2023 to Dec 31, 2023)
Profit attributable to owners of the parent (thousand yen)	388,825	8,094,202
Average number of ordinary shares outstanding during the fiscal year (shares)	47,473,964	47,752,120
Adjustment of dilution effect:
Stock option (shares)	457,152	1,138,640
Diluted average number of ordinary shares outstanding (shares)	47,931,116	48,890,760
Diluted earnings per share (yen)	8.11	165.56

(Important subsequent events)
(Acquisition of shares in our consolidated subsidiary, Cullgen, from CVI)

(1)	Overview of the Transactions

The Group utilized the funds raised from CVI’s exercise of the 46th and 47th warrants, completed on November 20, 2023, to acquire all the Cullgen shares held by CVI. The acquisition was finalized on January 11, 2024.

(2)	Total Number of Acquired Shares and Ownership Ratios Before and After Acquisition

Acquisition Date: January 11, 2024
Total Number of Acquired Shares: 4,819,278 shares
Ownership Ratio Before Acquisition: 33.18%
Ownership Ratio After Acquisition: 40.28%

(3)	Acquisition Cost

The specific acquisition cost is undisclosed due to confidentiality obligations with CVI.

(Collection of the loan from GNI USA, Inc. by GYRE shares)

(1)	Overview of the Transaction

The Group invested in BAB and Cullgen through our consolidated subsidiary GNI USA, Inc. (“GNI USA”), providing loans of $7 million (of which $3.9 million was outstanding as of 2023 end) in 2015 and $35 million in 2017 to GNI USA. The Company completed the collection of the loan by receiving a portion of the GYRE shares which GNI USA owns on February 2, 2024.

(2)	Total Number of Acquired Shares and Ownership Ratios Before and After Acquisition

1.	Acquisition Date: February 2, 2024
2.	Total Number of Acquired Shares: 3,958,739 shares (at $12.37 per share, closing price on January 31, 2024)

(3)	Impacts to the financial results

For the fiscal year ending December 2023, the long-term loan to GNI USA is considered a net investment, so the impact of exchange rate fluctuations was recorded in equity for consolidation. The collection of this long-term loan is expected to have an impact of approximately 1.7 billion yen on consolidated profits for the fiscal year ending December 2024.